April 26, 2013

The Board of Directors

Enservco Corporation

501 S. Cherry Street, Suite 320

Denver, CO 80246

Re:	Registration Statement on Form S-8 of Shares of Common Stock, $0.005 par value, Enservco Corporation

Ladies and Gentlemen:

We have acted as securities counsel to Enservco Corporation (the “Company”), in connection with the registration by the Company pursuant to a registration statement (the “Registration Statement”) on Form S-8 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, related to the registration of an aggregate of 5,123,794 common shares of the Company (the “Common Shares”), $0.005 par value, issuable pursuant to the Company’s 2008 Equity Plan or 2010 Stock Incentive Plan (collectively, the “Plans”). This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

We have examined the Registration Statement and, for the purposes of this opinion, we have also examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Common Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans and any relevant agreements thereunder, will be legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ BURNS FIGA & WILL, P.C.